December 26, 1996

Board of Directors
SGI International
1200 Prospect Street
La Jolla, CA  92037

Re:   Form S-8 Registration Statement

Gentlemen:

We have acted as your special securities counsel in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission to register 645,314 shares of common stock, no par value per share (the "Common Stock"), of SGI International, a Utah corporation (the "Company"). The Common Stock is issuable pursuant to the terms of certain Consulting Agreements and upon exercise fo the warrants referenced in the Employment Agreements and Consulting Agreements included in the Registration Statement.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of and relying upon the foregoing examination and assumptions, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the shares of Common Stock being offered in the Registration Statement, when issued in accordance with the Registration Statement and the provisions of the Employment Agreement, Consulting Agreements and Warrants will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FISHER THURBER LLP

By: /s/ David A. Fisher
==========================
    David Fisher

                               Exhibit 5.0